Exhibit 99

FOR IMMEDIATE RELEASE

Investor Contact: James J. Pennetti
Unizan Financial Corp.
Executive Vice President and Chief Financial Officer
Telephone: 330.438.1118 or 1.866.235.7203
E-mail address: jpennetti@unizan.com

Media Contact: Sandy K. Upperman
Unizan Financial Corp.
Vice President, Corporate Communications
Telephone: 330.438.4858
E-mail address: supperman@unizan.com

UNIZAN FINANCIAL CORP. ANNOUNCES FINANCIAL RESULTS
FOR FOURTH QUARTER AND YEAR-END 2002

CANTON, Ohio, January 27, 2003 – Unizan Financial Corp. (Nasdaq: UNIZ) today announced a 56.5 percent increase in net income for 2002, compared with 2001. Net income for 2002 was $25.1 million, or $1.21 per diluted share, compared with $16.1 million, or $1.37 per diluted share, in 2001.

Unizan Financial Corp. was formed as a result of the merger of equals between BancFirst Ohio Corp. and UNB Corp. that was completed on March 7, 2002. This merger is being accounted for under the purchase method of accounting for business combinations. Accordingly, the year-to-date financial results include Unizan’s results since March 7, 2002, and BancFirst Ohio Corp.’s results prior to the merger. The numbers reported for comparison purposes reflect BancFirst Ohio Corp.’s historical results. All per share data has been adjusted to give effect to the exchange of one BancFirst Ohio Corp. share for 1.325 shares of UNB Corp. stock.

“2002 proved to be an exciting year marked by the transformation of Unizan Financial Corp.,” said Roger L. Mann, Unizan Financial Corp. president and chief executive officer. “The year was filled with many accomplishments for our new organization despite a very challenging economic environment. We continued our tradition of superior financial performance while completing our merger integration process — ultimately rewarding our shareholders with a total return of over nine percent. This year established the foundation on which we will build this organization and improve shareholder and franchise value,” said Mann.

2002 HIGHLIGHTS

During 2002, Unizan Financial Corp., and its affiliates, achieved several important milestones.

•	Completion and successful integration of the BancFirst Ohio Corp. and UNB Corp. merger to create Unizan Financial Corp.

•	Achievement of projected cost saves associated with the merger of BancFirst Ohio Corp. and UNB Corp.

•	Stock appreciation of 6.5 percent versus the S&P Bank Index decrease of 3.9 percent and the S&P 500 Index decrease of 23.4 percent.

•	New leadership announced for Unizan Financial Services Group, National Association and the wealth management line of business.

•	Creation of the Chief Deposit Officer position to lead and direct deposit growth initiatives for the organization.

•	Strategic focus on the small business sector; recognized as the #1 Small Business Administration (SBA) 7(a) lender in the state of Ohio.

•	Awarded the prestigious Business Development Lender of the Year Award from the SBA.

•	Opening of the Business Solution Center to serve the growing business segment in Unizan’s statewide markets.

•	Increased recognition from the investment community as a result of Unizan Financial Corp.’s solid performance.

2002 FINANCIAL RESULTS

Net income for the year-ended December 31, 2002, was $25.1 million, or $1.21 per diluted share. This compares with net income of $16.1 million, or $1.37 per diluted share, for the year-ended December 31, 2001. Net income increased 56.5 percent over 2001, while net income per diluted share decreased 11.7 percent.

Unizan incurred $6.6 million (after-tax), or $0.32 per diluted share, of one time merger related and other charges and additional provision expense in the first quarter of 2002.

Net income for the full-year 2002 was negatively impacted by $1.4 million, or $0.07 per diluted share, due to the effect of the impairment of goodwill. The impact of goodwill amortization expense in 2001 was $1.1 million or $0.10 per diluted share. The amortization of other intangibles was $2.8 million in 2002, or $0.09 per diluted share, compared with $682 thousand in 2001.

Unizan Bank, National Association services $297 million of mortgage loans which it has sold with the servicing rights retained. During 2002, Unizan took an impairment charge of $770 thousand (after-tax), or $0.04 per diluted share on this mortgage servicing asset as the decline in interest rates and the corresponding acceleration in mortgage pre-payment speeds continued throughout the year. After this write-down, the recorded value of this asset is $2.0 million. If rates begin to increase and prepayment activity slows, the value of servicing rights should be positively impacted.

Net interest income was $81.2 million for 2002, compared with $46.2 million for 2001, an increase of $35.0 million, or 75.9 percent. Interest income increased $32.3 million, or 28.3 percent, while interest expense decreased $2.7 million, or 3.9 percent. The net interest margin for 2002 was 3.74 percent compared with 3.29 percent for 2001.

The average yield on earning assets was 6.73 percent for 2002, compared with 8.06 percent for 2001, while the average cost of funds for the year was 3.36 percent, compared with 5.13 percent for 2001.

The net interest margin was under continued pressure during the second half of 2002, as loans and investments repriced downward either as they matured or as loans refinanced. Net interest income in the fourth quarter of 2002 was $21.7 million, compared with $22.4 in the third quarter and $22.8 million in the second quarter.

Historically low interest rates contributed to record re-financing of residential mortgage loans. As mortgage loans were refinanced at relatively low long-term fixed rates, Unizan chose to sell them in the secondary market. While this generated a gain on sale of mortgage loans of $2.9 million, it also had a negative impact on the margin as higher rate assets left the balance sheet.

Deposit rates were at extremely low levels during the year, which left little room for further reductions in these rates during the fourth quarter, even when the Federal Reserve cut its federal funds target rate and the prime rate was lowered.

During the early part of the year, Unizan Bank offered long-term Certificates of Deposits which brought in $68.0 million in new money to the Bank. Management wanted to lock in these rates as part of its balance sheet strategy to mitigate its exposure to possible increases in rates. This put pressure on the net interest margin due to the incremental cost of these funds compared with shorter term liabilities available at lower market rates. Management believes it was prudent to extend liabilities at a time of record low rates, even though it now appears that rates may not increase as soon as originally anticipated. Management also believes that over the long run, deposit generation is key to building franchise value, and that Unizan will benefit from client relationships established through this Certificate of Deposit program.

For 2002, Unizan’s return on average equity was 9.44 percent, compared with 14.19 percent for 2001. Return on average assets was 1.04 percent, compared with 1.05 percent for 2001. The cash return on average tangible equity was 18.28 percent for 2002, compared with 19.19 percent for 2001. The cash return on average tangible assets was 1.32 percent, compared with 1.47 percent for 2001.

Non-interest income, excluding securities gains, increased from $13.8 million for 2001 to $25.4 million in 2002, or an increase of 84.8 percent. For the year, Trust income was $6.6 million compared with $2.5 million for 2001. Fee income from financial planning and retail investment products decreased from $978 thousand for 2001 to $841 thousand for 2002.

Gains on sales of loans totaled $5.8 million, compared with $3.6 million for 2001. For 2002, gains on sales of loans consisted of $2.9 million from sales of SBA loans and commercial loans compared with $2.6 million for 2001. Also for 2002, gains on sales of residential mortgage loans were $2.9 million, compared with $1.0 million for 2001.

Government guaranteed lending was also very strong during the year, as this part of the economic cycle is typically characterized by increased demand for these types of loans. Unizan was named the #1 SBA 7(a) lender in the state of Ohio based on dollar volume of loans, and was awarded the Business Development Lender of the Year Award from the SBA. Also, Unizan is the only certified lender in Ohio for the United States Department of Agriculture’s Business and Industry Program (B&I).

On October 1, 2002, the SBA implemented a $500 thousand loan cap on SBA 7(a) loans. This cap represented a reduction from the prior cap of $1.33 million. This reduction resulted from the SBA beginning the fiscal year under a continuing budget resolution which imposed short term budget constraints upon the SBA.

Management continues to monitor this situation, and is hopeful that Congress will rectify it shortly. In 2002, Unizan continued to serve the needs of its small business clients through other government guarantee loan programs such as the B&I Program, the SBA’s Certified Development Corporations 504 Loan Program, and Supplemental Terrorist Activity Relief (STAR) loans.

Non-interest expenses increased from $34.3 million in 2001, to $60.7 million in 2002. The increase in non-interest expenses was primarily due to the merger of BancFirst Ohio Corp. and UNB Corp. into Unizan, net of the cost saves associated with the merger. For 2001, BancFirst Ohio Corp.’s and UNB Corp.’s combined non-interest expenses were $66.7 million, compared with Unizan’s non-interest expenses of $60.7 million in 2002.

Total assets were $2.7 billion at year-end 2002, compared with $1.5 billion at December 31, 2001, an increase of $1.2 billion, or 82.9 percent. Earning assets grew from $1.4 billion at year-end 2001 to $2.4 billion at year-end 2002, an increase of $1.0 billion, or 77.4 percent. Total loans increased from $1.0 billion at December 31, 2001, to $1.9 billion at December 31, 2002, an increase of $877.3 million, or 85.3 percent. The primary reason for this increase was the merger between BancFirst Ohio Corp. and UNB Corp.

Commercial loans increased by $140.5 million, or 133.1 percent from year-end 2001 to year-end 2002, while commercial real estate loans increased by $194.5 million, or 44.9 percent during that same period. Home equity loans increased $129.3 million, or 191.7 percent from December 31, 2001 to December 31, 2002. Residential mortgage loans increased from $350.2 million at December 31, 2001 to $473.2 million at December 31, 2002.

Total deposits increased from $1.1 billion at December 31, 2001, to $1.9 billion at December 31, 2002, or 75.8 percent. Non-interest bearing demand deposits grew by $112.7 million, or 134.9 percent, while interest bearing demand deposits grew by $107.9 million, or 64.7 percent from year-end 2001 to year-end 2002. Certificates of Deposits and other time deposits grew from $677.0 million at December 31, 2001, to $1.05 billion at December 31, 2002, a 54.7 percent increase.

Gathering low cost deposits will continue to be a key for successful financial services organizations in the future, and Unizan is committed to the expansion of its core deposit base. In 2002, Unizan named a Senior Vice President, Chief Deposit Officer who works within all parts of the organization to keep deposit growth an integral part of all sales officers’ business plans.

Shareholders’ equity was $116.5 million at December 31, 2001, compared with $304.3 million at year-end 2002.

FOURTH QUARTER RESULTS

Net income for the fourth quarter of 2002 was $8.4 million, or $0.37 per diluted share. This compares with net income of $4.2 million, or $0.36 per diluted share for the fourth quarter of 2001 and $9.0 million, or $0.40 per diluted share for the third quarter of 2002.

Net income increased 99.5 percent and diluted earnings per share increased 2.8 percent compared with the fourth quarter of 2001, while net income decreased 7.0 percent and diluted earnings per share decreased 7.5 percent compared with the third quarter, 2002.

The fourth quarter’s net income was impacted by two significant factors. First, was the non-cash write-down of the carrying value of Unizan’s mortgage servicing rights. This write-down in the fourth quarter of 2002 was $840 thousand pre-tax, or $0.02 per diluted share. Second, was the continued pressure on Unizan’s net interest margin as loans and investments continued to be priced downward and deposit rates were at such low levels that further significant reductions were not feasible.

Net income for the fourth quarter of 2002 was negatively impacted by $873 thousand, or $0.03 per diluted share, due to the amortization of other intangibles. This compares with $68 thousand for the fourth quarter of 2001, and $874 thousand, or $0.03 per diluted share, for the third quarter of 2002.

For the quarter ending December 31, 2002, Unizan Financial Corp.’s annualized return on average equity was 10.92 percent, compared with 14.20 percent for the quarter ending December 31, 2001, and 11.97 percent for the quarter ending September 30, 2002. The annualized return on average assets was 1.24 percent compared with 1.12 percent for the same period last year, and 1.37 percent for the quarter ending September 30, 2002.

The Corporation’s annualized cash return on average tangible equity was 19.39 percent for the quarter ending December 31, 2002, compared with 18.58 percent for the quarter ending December 31, 2001, and 21.53 percent for the quarter ending September 30, 2002. The annualized cash return on average tangible assets was 1.43 percent for the quarter ending December 31, 2002, compared with 1.23 percent for the same period last year and 1.57 percent for the quarter ending September 30, 2002.

Net interest income for the fourth quarter was $21.7 million, an increase of $9.7 million, or 79.9 percent, compared with net interest income for the fourth quarter of 2001, and a decrease of $657 thousand, or 2.9 percent, from the third quarter of 2002. Interest income increased from $26.4 million for the fourth quarter of 2001 to $38.8 million in 2002, while interest expense increased from $14.4 million for the fourth quarter of 2001 to $17.1 million 2002. Interest income decreased from $39.4 million for the third quarter of 2002 to $38.8 million for the fourth quarter of 2002, while interest expense increased from $17.0 million for the third quarter of 2002 to $17.1 million for the fourth quarter of 2002.

The net interest margin for the quarter ending December 31, 2002, was 3.58 percent, compared with 3.52 percent for the quarter ending December 31, 2001, and 3.79 percent for the quarter ending September 30, 2002.

The average yield on earning assets and the average cost of funds for the fourth quarter of 2002 were 6.34 percent and 3.19 percent, respectively, compared with 6.64 percent and 3.22 percent, respectively, for the third quarter of 2002 and compared with 7.63 percent and 4.47 percent, respectively, for the fourth quarter of 2001.

Non-interest income, excluding securities gains, increased from $3.9 million in the fourth quarter of 2001, to $7.0 million for the same period in 2002. Non-interest income increased from $6.9 million for the third quarter of 2002 to $7.0 million for the fourth quarter of 2002. For the quarter, Trust income was $1.8 million compared with $688 thousand for the fourth quarter of 2001, and $1.9 million for the third quarter of 2002. Fee income from financial planning and retail investment products decreased from $228 thousand in the fourth quarter of 2001 to $62 thousand in the fourth quarter of 2002. Fee income from financial planning and retail investment products was $59 thousand in the third quarter of 2002. Trust income and fee income from financial planning and retail investment products continued to be impacted by the stock market’s decline as asset valuations decreased.

Gains on sales of loans totaled $2.3 million, compared with $1.1 million for the fourth quarter of 2001, and $1.7 million for the third quarter of 2002. For the quarter ended December 31, 2002, gains on sales of loans consisted of $963 thousand from sales of SBA loans, other government guaranteed loans, and commercial loans, compared with $686 thousand for the same period in 2001, and compared with $842 thousand for the third quarter of 2002. For the quarter ended December 31, 2002, gains on sales of loans also included $1.3 million from the sale of residential mortgage loans compared with $396 thousand for the same quarter a year ago and compared with $894 thousand for the third quarter of 2002.

Non-interest expenses increased from $9.2 million in the fourth quarter of 2001, to $16.0 million for the same period in 2002 and increased from $15.2 million in the third quarter of 2002. The increase in non-interest expenses year-over-year was primarily due to the merger of BancFirst Ohio Corp. and UNB Corp. into Unizan, net of the cost saves associated with the merger. For the fourth quarter of 2001, BancFirst Ohio Corp.’s and UNB Corp.’s combined non-interest expenses were $17.3 million, compared with Unizan’s non-interest expenses of $16.0 million for the same period of 2002.

The cash dividend paid on December 31, 2002, was $0.13 per share versus $0.11 per share for the fourth quarter of 2001. This dividend represents an increase over the dividends paid by both BancFirst Ohio Corp. and UNB Corp. (adjusted for the 1.325 exchange ratio) in the fourth quarter of 2001. Total cash dividends paid year-to-date were $0.52 per share compared with $0.44 per share for 2001.

CREDIT QUALITY

At the end of the fourth quarter 2002, Unizan’s non-performing loans were $15.3 million, compared with $16.6 million for the third quarter of 2002, and $10.6 million for the fourth quarter of 2001. Non-performing loans, as a percentage of total loans, were 0.80 percent at December 31, 2002, compared with 0.87 percent at September 30, 2002, and 1.03 percent at December 31, 2001.

Included in the $15.3 million of non-performing loans as of December 31, 2002 were $2.6 million of government guaranteed loans, of which $1.5 million is guaranteed. As of September 30, 2002, included in the $16.6 million of non-performing loans, were $2.7 million of government guaranteed loans, of which $1.6 million is guaranteed. Excluding the amounts that will be collected from the government, total non-performing loans were $13.8 million at the end of the fourth quarter and $15.0 million at the end of the third quarter.

At the end of the fourth quarter 2002, Unizan’s non-performing assets were $17.6 million, compared with $18.7 million for the third quarter of 2002, and $14.1 million for the fourth quarter of 2001. Included in non-performing assets were amounts guaranteed under government programs. These amounts were $2.4 million at December 31, 2002 and $2.2 million at September 30, 2002. Non-performing assets, as a percentage of loans and other assets owned, were 0.92 percent at December 31, 2002, versus 0.99 percent at September 30, 2002, and 1.36 percent at December 31, 2001. Non-performing assets at December 31, 2002, consisted of $15.3 million of non-performing loans and $2.3 million of other assets owned.

Net charge-offs were $2.1 million for the fourth quarter of 2002, compared with $1.1 million for the third quarter of 2002, and $449 thousand for the fourth quarter of last year. Net charge-offs to average total loans were 0.43 percent for the fourth quarter of 2002, compared with 0.23 percent for the third quarter of 2002, and 0.17 percent for the fourth quarter of 2001.

Unizan charged-off a jet loan in the fourth quarter of 2002 in the amount of $1.2 million. This $3.5 million loan was reported as non-performing on September 30, 2002 and was fully reserved for at the time of the charge-off. Excluding this loan, net charge-offs were $919 thousand for the fourth quarter of 2002, and the net charge-offs to average total loans ratio was 0.24 percent. For the year 2002, net charge-offs were $5.4 million compared with $1.8 million for 2001, while the year-to-date net charge-off ratio was 0.31 percent for 2002 and 0.17 percent for 2001.

The delinquency ratio for all loan portfolios was 1.33 percent as of December 31, 2002, versus 1.42 percent as of September 30, 2002, and 2.00 percent as of December 31, 2001. Commercial loan delinquency was 1.05 percent (1.34 percent as of September 30, 2002) and commercial real estate delinquency was 0.93 percent (0.72 percent as of September 30, 2002). Aircraft delinquency was 0.10 percent (3.68 percent as of September 30, 2002). Delinquency on home equity loans was 0.87 percent (0.58 percent as of September 30, 2002), while delinquency on residential real estate loans was 1.48 percent (1.24 percent as of September 30, 2002). Delinquency on the government guaranteed loan portfolio was 8.94 percent (7.17 percent as of September 30, 2002). Excluding the government guaranteed portion, the delinquencies were 6.03 percent and 3.96 percent respectively.

The allowance for loan losses to total loans ratio was 1.33 percent at the end of the fourth quarter 2002, versus 1.40 percent as of September 30, 2002, and 1.03 percent as of December 31, 2001. The allowance for loan losses was $25.3 million on December 31, 2002, $26.6 million on September 30, 2002, and $10.6 million on December 31, 2001. In the fourth quarter of 2002, the provision for possible loan losses was $754 thousand compared with $930 thousand for the third quarter of 2002, and $780 thousand for the fourth quarter of 2001.

Management continues to analyze carefully the aircraft loans and the risk profile of that portfolio especially in light of decreasing collateral values in certain classes of aircraft. Historically, the industry experienced appreciating, or stable values, within the three predominate classes of aircraft (single/twin engines, turboprops, jets), but over the past several quarters, the market values of some airplanes have declined, while other classes have held their values. Unizan Bank’s portfolio of $131.6 million of loans consists of $86.9 million of non-jet aircraft and values in certain types of these non-jets are holding very well. The Bank’s sales activity and marketing efforts continue to be on single engine and light twin engine planes with values under $500 thousand. This market is not as rate sensitive as the jet market and increasing the outstanding loans in this sector will further diversify the mix of outstanding loans.

The remainder of the portfolio consists of loans secured by jets and turboprops and management has updated its analysis of the risk profile and collateral values of these loans since these planes have been impacted by the decline in market values. These loans are predominately to businesses that use their planes as a business tool and not actually within the aircraft industry, i.e. charters or flight schools, thus reducing the Bank’s exposure to the aircraft industry as a whole. The delinquency ratio for the aircraft portfolio was 0.10 percent as of December 31, 2002.

2003 GUIDANCE

Unizan Financial Corp. expects diluted earnings per share to be in a range of $1.55 to $1.60 for the full year 2003 as a slow growth economy and expected margin pressure will impact the ability to grow revenue.

Media Note

Conference Call Notification: Unizan Financial Corp. will hold a conference call to discuss fourth quarter and year-end results today, Monday, January 27, 2003, at 1:00 p.m. (Eastern Time). To participate, please dial in approximately 15-minutes prior to the start of the call, 1-877-388-1596 (U.S. participants) or 706-634-5143 (outside the U.S.). Reference the conference ID# 7349709. Additionally, a replay of the conference call will begin at 2:00 p.m. (Eastern Time), Monday, January 27, 2003, and will conclude at 5:00 p.m. (Eastern Time), on Monday, February 3, 2003. To access the replay, dial 1-800-642-1687 (U.S. participants) or 706-645-9291 (outside the U.S.) and enter the conference ID# 7349709.

Webcast Notification: Access is also available live from Unizan Financial Corp.’s Web site at www.unizan.com. The webcast replay can be accessed on the site for up to one year after the call. Please log on to the Web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

Unizan Financial Corp., a $2.7 billion holding company, is a premier financial services organization headquartered in Canton, Ohio. The company operates 45 full-service retail financial centers in five metropolitan markets in Ohio – Canton, Columbus, Dayton, Newark and Zanesville. Additionally, through Unizan Financial Corp.’s subsidiaries, Unizan Bank, National Association; Unizan Financial Services Group, National Association; Unizan Banc Financial Services, Inc.; and Unizan Financial Advisors, Inc., the company offers its client base corporate and retail banking, wealth management products and services, Internet banking and niche businesses in government guaranteed loan programs and aircraft lending. For more information on Unizan Financial Corp. and its subsidiaries, visit the company on the Web at www.unizan.com.

Forward-Looking Statement

This press release includes forward-looking statements that are subject to certain risks and uncertainties. Unizan Financial Corp.’s actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements. Risk or uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, interest rate environment, competitive conditions in the financial services industry, changes in law, governmental policies and regulation, and rapidly changing technology affecting financial services. Reference is made to BancFirst Ohio Corp.’s, UNB Corp.’s and Unizan Financial Corp.’s filings with the Securities and Exchange Commission, including BancFirst Ohio Corp.’s Annual Report on Form 10-K for the year-ended December 31, 2000, UNB Corp.’s Annual Report on Form 10-K for the year-ended December 31, 2001, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements.

Unizan Financial Corp.
CONSOLIDATED BALANCE SHEETS

(In thousands except per share data)

	December 31,

	2002	2001

ASSETS
Federal funds sold and interest bearing deposits with banks	$10,085	$906
Securities, net	451,558	303,226
Federal Home Loan Bank stock, at cost	33,362	22,950
Loans originated and held for sale	24,067	10,455
Loans:
Commercial, financial and agricultural	246,116	105,590
Aircraft	131,601	—
Commercial real estate	627,386	432,840
Residential real estate	473,180	350,176
Consumer	428,091	140,431

Total Loans less unearned income	1,906,374	1,029,037
Less allowance for loan losses	25,271	10,610

Net loans	1,881,103	1,018,427

Total earning assets	2,425,446	1,366,574

Cash and cash equivalents	70,082	26,978
Premises and equipment, net	26,937	17,744
Goodwill and other intangible assets	114,103	20,650
Accrued interest receivable and other assets	80,605	50,118

Total Assets	$2,691,902	$1,471,454

LIABILITIES
Deposits:
Non-interest bearing deposits	$196,194	$83,521
Demand — interest bearing	274,740	166,853
Savings	413,112	171,430
Certificates and other time deposits	1,047,569	677,033

Total deposits	1,931,615	1,098,837

Total borrowings	410,625	240,565
Accrued taxes, expenses and other liabilities	45,372	15,546

Total Liabilities	2,387,612	1,354,948

SHAREHOLDERS’ EQUITY
Common stock ($1.00 stated value, 100,000,000 shares authorized; 22,123,069 and 12,632,896 shares issued, respectively)	22,123	87,049
Paid-in capital	222,458	—
Retained earnings	63,487	49,820
Stock held by deferred compensation plan, 87,234 and 0 shares at cost	(1,362)	—
Treasury stock, 52,693 and 1,052,834 shares at cost	(1,118)	(17,991)
Accumulated other comprehensive income	(1,298)	(2,372)

Total Shareholders’ Equity	304,290	116,506

Total Liabilities and Shareholders’ Equity	$2,691,902	$1,471,454

Unizan Financial Corp.
COMPARATIVE STATEMENTS OF INCOME

(In thousands except per share data)

	Three months ended		Year-to-date
	December 31,		December 31,

	2002	2001	2002	2001

Interest income:
Interest on federal funds sold and interest bearing deposits with banks	$145	$31	$241	$1,183
Interest and dividends on securities	6,044	5,041	23,473	22,229
Interest and fees on loans and loans held for sale	32,607	21,368	123,006	90,958

Total interest income	38,796	26,440	146,720	114,370
Interest expense:
Interest on deposits	12,191	10,256	45,125	50,191
Interest on borrowings	4,856	4,096	20,385	18,002

Total interest expense	17,047	14,352	65,510	68,193

Net interest income	21,749	12,088	81,210	46,177
Provision for loan losses	754	780	7,893	2,250

Net interest income after provision for loan losses	20,995	11,308	73,317	43,927

Other income:
Trust income	1,772	688	6,554	2,521
Customer service fees	1,608	710	5,602	2,671
Financial planning income	62	228	841	978
Gains on loans originated for sale	2,269	1,082	5,847	3,551
Security gains/(losses), net	186	54	186	317
Derivative instruments and hedging activity income/(expense)	101	(32)	253	(80)
Other operating income	1,197	1,177	6,337	4,125

Total other income	7,195	3,907	25,620	14,083
Other expense:
Salaries, wages, pension and benefits	8,433	5,047	31,737	18,425
Occupancy expense	848	500	3,199	1,982
Furniture and equipment expense	641	297	2,109	1,147
Taxes other than income taxes	179	306	1,975	1,065
Goodwill amortization expense	—	281	—	1,122
Intangible amortization expense	873	68	2,841	682
Other operating expense	5,001	2,661	18,832	9,877

Total other expense	15,975	9,160	60,693	34,300
Income before income taxes and cumulative effect of change in accounting principles	12,215	6,055	38,244	23,710
Provision for income taxes	3,853	1,864	11,739	7,659

Income before cumulative effect of change in accounting principles	8,362	4,191	26,505	16,051
Accounting method change — Adoption of FAS 142	—	—	1,392	—
Net Income	$8,362	$4,191	$25,113	$16,051

Basic earnings per share:
Before cumulative effect of change in accounting	$0.38	$0.36	$1.31	$1.38
Cumulative effect of change in accounting	—	—	(0.06)	—
After cumulative effect of change in accounting	$0.38	$0.36	$1.25	$1.38

Diluted earnings per share:
Before cumulative effect of change in accounting	$0.37	$0.36	$1.28	$1.37
Cumulative effect of change in accounting	—	—	(0.07)	—
After cumulative effect of change in accounting	$0.37	$0.36	$1.21	$1.37

Dividends per share	$0.13	$0.11	$0.52	$0.44

Weighted average number of shares:
Basic	22,086,824	11,580,002	20,166,933	11,606,392
Diluted	22,640,140	11,682,599	20,778,219	11,686,509

NOTE:	Per share data is based on the weighted average number of shares outstanding adjusted for stock dividends or splits calculated under the treasury method using the average and end of period stock market price for basic and diluted shares, respectively.

Unizan Financial Corp.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data)

	2002	2002	2002	2002	2001
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr

EARNINGS

Net Interest Income FTE (1)	$21,919	22,627	22,978	14,429	12,315
Provision for loan losses	754	930	622	5,587	780
Other income	7,195	6,945	7,340	4,140	3,710
Other expenses	15,975	15,150	16,419	13,149	8,991
FTE adjustment (1)	170	221	226	126	199
Net income (3)	$8,362	8,996	9,007	(1,252)	4,191
Net income per share — diluted	$0.37	0.40	0.40	(0.08)	0.36

PERFORMANCE RATIOS
Return on average assets (ROA)	1.24%	1.37%	1.39%	-0.29%	1.12%
Return on average common equity (ROE)	10.92%	11.97%	12.38%	-3.05%	14.20%
Cash return on average tangible assets	1.43%	1.57%	1.62%	0.06%	1.23%
Cash return on avg. tangible common equity	19.39%	21.53%	23.15%	0.85%	18.58%
Net interest margin FTE	3.58%	3.79%	3.95%	3.60%	3.52%
Efficiency ratio (2)	51.87%	49.74%	50.91%	53.66%	54.12%
Number of full-time equivalent employees	733	722	730	725	404

MARKET DATA
Book value/common share	$13.79	13.56	13.32	12.84	10.06
Tangible book value/common share	8.62	8.34	7.95	7.43	8.33
Period-end common share mkt value	19.75	19.18	21.41	18.96	18.23
Market as a % of book	143.2%	141.4%	160.7%	147.7%	181.2%
Cash dividends/common share	$0.130	0.130	0.130	0.130	0.109
Common stock dividend payout ratio	34.35%	31.98%	32.32%	N/A	31.28%
Average basic common shares	22,086,824	22,056,715	22,043,924	14,374,756	11,580,002
Average diluted common shares	22,640,140	22,590,539	22,456,973	15,319,710	11,682,599
Period end common shares	22,070,376	22,081,565	22,044,646	22,043,533	11,580,061
Common stock market capitalization	$435,890	423,524	471,976	417,945	211,063

ASSET QUALITY
Gross charge-offs	$2,884	1,873	1,169	1,835	950
Net charge-offs	2,083	1,115	551	1,631	449
Delinquency Ratio	1.33%	1.42%	1.03%	1.17%	2.00%
Allowance for loan losses	$25,271	26,600	26,785	26,714	10,610
Non-accrual loans	10,040	14,570	12,938	10,025	8,133
Past due 90 days or more & accruing	5,214	2,011	1,350	3,627	2,447
Other assets owned	2,296	2,124	2,610	3,934	3,511
Nonperforming assets (NPAs)	17,550	18,705	16,898	17,586	14,091
Restructured loans	2,694	2,725	2,755	2,785	2,814
Net charge-off ratio	0.43%	0.23%	0.12%	0.52%	0.17%
Allowance/loans	1.33%	1.40%	1.40%	1.40%	1.03%
NPL to loans	0.80%	0.87%	0.75%	0.72%	1.03%
NPA to loans + other assets	0.92%	0.99%	0.88%	0.92%	1.36%
Allowance to NPLs	165.67%	160.42%	187.47%	195.68%	100.28%

AVERAGE BALANCES
Assets	$2,678,703	2,613,226	2,599,765	1,772,503	1,487,477
Deposits	1,943,465	1,851,784	1,824,213	1,289,583	1,142,588
Loans	1,923,096	1,914,457	1,902,175	1,260,201	1,057,556
Earning assets	2,431,941	2,368,466	2,331,224	1,627,105	1,386,167
Shareholders’ equity	303,796	298,283	291,792	166,554	117,071

ENDING BALANCES
Assets	$2,691,902	2,667,119	2,639,311	2,621,525	1,471,454
Deposits	1,931,615	1,937,527	1,831,506	1,855,762	1,098,837
Loans	1,906,374	1,896,240	1,909,743	1,908,720	1,029,037
Goodwill and other intangible assets	114,103	115,375	118,287	119,228	20,650
Earning assets	2,425,446	2,399,452	2,359,762	2,354,134	1,366,574
Total shareholders’ equity	304,290	299,520	293,616	283,048	116,506

(1)	-FTE defined as fully tax-equivalent

(2)	-Excludes amortization of intangibles and impairment of goodwill. First quarter 2002 excludes one-time merger related expenses. Third quarter 2002 excludes $434 gain from the sale of other assets owned.

(3)	-First quarter 2002 results include $2,808 of one-time merger related expenses, $1,392 expense related to impairment of goodwill and $5,587 in loan loss expense.

Certain previously reported amounts may have been reclassified to conform to current reporting presentation.